Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS
SUNNYVALE, CALIF. April 17, 2018 - Intuitive Surgical, Inc. (“Intuitive”) (Nasdaq: ISRG), a global technology leader in robotic-assisted, minimally invasive surgery, today announced financial results for the quarter ended March 31, 2018.

Q1 Highlights

•	Worldwide da Vinci procedures grew approximately 15% compared with the first quarter of 2017, driven primarily by growth in U.S. general surgery procedures and worldwide urologic procedures.

•	The Company shipped 185 da Vinci Surgical Systems compared with 133 in the first quarter of 2017.

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First quarter 2018 revenue of $848 million grew approximately 25% compared with $680 million for the first quarter of 2017. Foreign currency changes contributed approximately three percentage points to the revenue growth. First quarter 2017 revenue also reflected a $23 million revenue deferral.

•	First quarter 2018 GAAP net income was $288 million, or $2.44 per diluted share, compared with $181 million, or $1.57 per diluted share, for the first quarter of 2017.

•	First quarter 2018 non-GAAP* net income was $288 million, or $2.44 per diluted share, compared with $197 million, or $1.71 per diluted share, for the first quarter of 2017.

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In Japan, 12 da Vinci procedures within the specialties of general surgery, gynecology, and cardiothoracic surgery were granted national reimbursement status in Japan effective April 1, 2018 and our da Vinci X system was approved on April 4, 2018.

Q1 Financial Summary
Gross profit, income from operations, net income (loss), net income (loss) per diluted share, and diluted shares are reported on a GAAP and non-GAAP* basis. The non-GAAP* measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
Effective in the first quarter 2018, the Company adopted a new revenue standard using the full retrospective method and all historical information has been restated accordingly. As a result, first quarter 2017 total revenue increased by $5 million and GAAP and non-GAAP* net income increased by $1 million, or $0.01 per diluted share.
First quarter 2018 revenue was $848 million, an increase of approximately 25% compared with $680 million in the first quarter of 2017. First quarter 2017 results reflected the deferral of $23 million of revenue associated with a customer trade-out program.
First quarter 2018 instrument and accessory revenue increased by approximately 21% to $460 million, compared with $381 million for the first quarter of 2017, primarily driven by approximately 15% growth in da Vinci procedure volume.
First quarter 2018 systems revenue increased by approximately 46% to $235 million, compared with $161 million for the first quarter of 2017. The Company shipped 185 da Vinci Surgical Systems in the first quarter of 2018, compared with 133 in the first quarter of 2017. The first quarter 2018 system shipments included 43 systems shipped under operating lease arrangements, compared with 21 during the first quarter of 2017. First quarter 2017 systems revenue also reflected the impact of the trade-out program revenue deferral noted above. First quarter 2018 service revenue increased by approximately 11% to $153 million, compared with $138 million for the first quarter of 2017.
First quarter 2018 GAAP income from operations increased to $277 million, compared with $193 million in the first quarter of 2017. First quarter 2018 non-GAAP* income from operations increased to $346 million, compared with $266 million in the first quarter of 2017.

First quarter 2018 GAAP net income was $288 million, or $2.44 per diluted share, compared with $181 million, or $1.57 per diluted share, for the first quarter of 2017.
First quarter 2018 non-GAAP* net income was $288 million, or $2.44 per diluted share, compared with $197 million, or $1.71 per diluted share, for the first quarter of 2017.
The Company ended the first quarter of 2018 with $4.1 billion in cash, cash equivalents, and investments, an increase of $222 million during the quarter, primarily driven by cash generated from operations.
Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with our customers’ continued adoption of Intuitive’s products into their minimally invasive surgery programs. We remain deeply focused on meeting their clinical, workflow, and economic needs.”
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive Surgical website at: http://phx.corporate-ir.net/phoenix.zhtml?c=122359&p=irol-IRHome.

Webcast and Conference Call Information
Intuitive Surgical will hold a teleconference at 1:30 p.m. PDT today to discuss the first quarter 2018 financial results. The call is being webcast by Nasdaq OMX and can be accessed at Intuitive Surgical’s website at www.intuitivesurgical.com or by dialing (800) 230-1059 or (612) 234-9960.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical - Taking surgery beyond the limits of the human hand™.

About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system, and proprietary EndoWrist instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter, and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision, and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. Surgeons, hospitals, and patients benefit from a large community of users and the Company’s robotic-assisted surgical ecosystem, beginning with the robotic platforms, and also including the broad instrument product line, imaging solutions, training programs and technology, clinical validation, field clinical support, field technical support, and program optimization. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/.
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding customers’ continued adoption of Intuitive’s products into minimally invasive surgery programs. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the impact of global and regional economic and credit market conditions on healthcare spending; healthcare reform legislation in the United States and its impact on hospital spending, reimbursement and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and market acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships; procedure counts; regulatory approvals, clearances and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which the Company operates; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which the Company is or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of the Company’s products and adequacy of training; the Company’s ability to expand into foreign markets; the impact of changes to tax legislation, guidance, and interpretations; and other risk factors under the heading “Risk Factors” in the Company’s report on Form 10-K for the year ended December 31, 2017, as updated by the Company’s other filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per diluted share (“EPS”), and non-GAAP diluted shares. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding items such as intangible asset charges, share-based compensation (“SBC”) expenses, and other special items. Intangible asset charges consist of non-cash charges, such as the amortization of intangible assets, as well as in-process R&D charges. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance and liquidity. The Company believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.
Non-GAAP gross profit. The Company defines non-GAAP gross profit as gross profit excluding intangible asset charges, expenses related to SBC, and litigation charges.
Non-GAAP income from operations. The Company defines non-GAAP income from operations as income from operations excluding intangible asset charges, expenses related to SBC, and litigation charges and recoveries.
Non-GAAP net income and EPS. The Company defines non-GAAP net income as net income (loss) excluding intangible asset charges; expenses related to SBC; litigation charges and recoveries, net of the related tax effects; and tax adjustments including the excess tax benefits or deficiencies associated with share-based compensation arrangements, the provisional income tax expense related to the Tax Cuts and Jobs Act (“2017 Tax Act”), and the net tax effects related to intra-entity transfers of non-inventory assets. The Company excludes income tax expense related to the 2017 Tax Act because of its one-time nature as well as the excess tax benefits or deficiencies associated with share-based compensation arrangements and the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers as the Company does not believe these items correlate with the on-going results of its core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on the Company’s operating results. The Company’s calculated non-GAAP effective tax rate is generally higher than its GAAP effective tax rate. The Company defines non-GAAP EPS as non-GAAP net income divided by non-GAAP diluted shares which are calculated as GAAP weighted average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income, and non-GAAP EPS exclude items such as intangible asset charges, SBC, excess tax benefits or deficiencies associated with share-based compensation arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC has been and will continue to be for the foreseeable future a significant recurring expense in the Company’s business. In addition, the components of the costs that the Company excludes in its calculation of non-GAAP net income and non-GAAP EPS may differ from the components that its peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income (loss) and net income (loss) per share calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
In millions (except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
Revenue:
Instruments and accessories	$460.3	$457.1	$380.8
Systems	234.5	284.5	160.8
Services	152.7	150.4	138.0
Total revenue	847.5	892.0	679.6
Cost of revenue:
Product	201.5	210.7	165.5
Service	52.2	47.3	44.3
Total cost of revenue	253.7	258.0	209.8
Gross profit	593.8	634.0	469.8
Operating expenses:
Selling, general and administrative	221.6	217.9	202.9
Research and development	95.5	87.1	73.5
Total operating expenses	317.1	305.0	276.4
Income from operations	276.7	329.0	193.4
Interest and other income, net	13.2	12.3	8.7
Income before taxes	289.9	341.3	202.1
Income tax expense (1)	2.6	372.8	21.3
Net income (loss)	287.3	(31.5)	180.8
Less: net loss attributable to noncontrolling interest	(0.3)	—	—
Net income (loss) attributable to Intuitive Surgical, Inc.	$287.6	$(31.5)	$180.8
Net income (loss) per share attributable to Intuitive Surgical, Inc.:
Basic	$2.55	$(0.28)	$1.62
Diluted (2)	$2.44	$(0.28)	$1.57
Weighted average shares outstanding:
Basic	112.8	112.2	111.9
Diluted*	118.0	112.2	115.5

(1) Income tax expense includes the effect of the following item:
Excess tax benefits related to share-based compensation arrangements	$(54.7)	$(19.9)	$(32.6)
Income tax expense related to the 2017 Tax Act**	$—	$317.8	$—
(2) Diluted net income (loss) per share includes the effect of the following items:
Excess tax benefits related to share-based compensation arrangements	$0.46	$0.18	$0.28
Income tax expense related to the 2017 Tax Act**	$—	$(2.83)	$—
(*) The fourth quarter 2017 diluted share amount did not include approximately 5.2 million shares, because including such shares would have been anti-dilutive due to the net loss incurred in the period.

(**) On December 22, 2017, the 2017 Tax Act was enacted, which resulted in a fourth quarter 2017 income tax expense primarily related to a one-time deemed repatriation tax on undistributed foreign earnings and the revaluation of deferred taxes due to a reduction of the U.S. corporate income tax rate.

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

In millions	March 31, 2018	December 31, 2017
Cash, cash equivalents, and investments	$4,068.2	$3,846.5
Accounts receivable, net	474.9	507.9
Inventory	283.6	241.2
Property, plant, and equipment, net	661.9	613.1
Goodwill	201.1	201.1
Deferred tax assets	426.8	72.0
Other assets	309.7	295.0
Total assets	$6,426.2	$5,776.8

Accounts payable and other accrued liabilities	$639.8	$727.8
Deferred revenue	280.0	268.6
Total liabilities	919.8	996.4
Stockholders’ equity	5,506.4	4,780.4
Total liabilities and stockholders’ equity	$6,426.2	$5,776.8

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
In millions (except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
GAAP gross profit	$593.8	$634.0	$469.8
Share-based compensation expense	11.9	11.1	9.9
Intangible asset charges	1.0	1.0	1.7
Litigation charges	—	—	7.8
Non-GAAP gross profit	$606.7	$646.1	$489.2

GAAP income from operations	$276.7	$329.0	$193.4
Share-based compensation expense	57.5	55.6	47.4
Intangible asset charges	7.6	2.7	3.7
Litigation charges (recoveries)	4.5	(1.2)	21.3
Non-GAAP income from operations	$346.3	$386.1	$265.8

GAAP net income (loss) attributable to Intuitive Surgical, Inc.	$287.6	$(31.5)	$180.8
Share-based compensation expense	57.5	55.6	47.4
Intangible asset charges	7.6	2.7	3.7
Litigation charges (recoveries)	4.5	(1.2)	21.3
Tax adjustments (1)	(69.7)	279.4	(56.2)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$287.5	$305.0	$197.0

GAAP net income (loss) per share attributable to Intuitive Surgical, Inc. - diluted	$2.44	$(0.28)	$1.57
Effect of dilutive shares (2)	—	0.02	—
Share-based compensation expense	0.49	0.47	0.41
Intangible asset charges	0.06	0.02	0.03
Litigation charges (recoveries)	0.04	(0.01)	0.18
Tax adjustments (1)	(0.59)	2.38	(0.48)
Non-GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted (2)	$2.44	$2.60	$1.71
(1) For the three months ended March 31, 2018, tax adjustments included: (1) excess tax benefits associated with share-based compensation arrangements of $(54.7) million, or $(0.46) per diluted share; (2) tax benefits related to intra-entity transfers of non-inventory assets of $10.2 million, or $0.09 per diluted share; and (3) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(25.2) million, or $(0.22) per diluted share.

(2) For purpose of calculating fourth quarter 2017 non-GAAP diluted net income per share, the number of shares used was 117.4 million, which included 5.2 million dilutive potential shares outstanding. These shares were excluded for purposes of calculating GAAP net loss per share, because including them would have been anti-dilutive due to the GAAP net loss incurred in the period.